Exhibit 5.2

[Letterhead of Kramer Levin Naftalis & Frankel LLP]

March 9, 2010

Baltic Trading Limited

299 Park Avenue, 20th Floor

New York, New York 10171

Re:                               Baltic Trading Limited

Ladies and Gentlemen:

We have acted as special counsel to Baltic Trading Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 18,745,000 shares (the “Shares”) of Common Stock of the Company, par value $0.01 per share (the “Common Stock”) and related Common Stock purchase rights (the “Rights”).

In rendering this opinion, we have reviewed copies of the following documents:

1.                                       the Registration Statement;

2.                                       the Articles of Incorporation of the Company as such Articles of Incorporation have been amended and/or restated through the date hereof;

3.                                       the By-laws of the Company as such By-laws have been amended and/or restated through the date hereof;

4.                                       certain resolutions of the Board of Directors of the Company; and

5.                                       the Shareholders Rights Agreement (the “Rights Agreement”) between the Company and BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”).

We have also made such inquiries and reviewed such other documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.

We have also assumed for purposes of our opinion that (i) the Rights Agent has the requisite organizational and legal power and authority to enter into, deliver, and perform its obligations under the Rights Agreement, (ii) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and (iii) the Rights Agreement constitutes a valid and binding obligation of the Rights Agent, enforceable against the Rights Agent in accordance with its terms. For purposes of our opinion, we have, with your permission, relied upon the opinion addressed to you dated the date hereof from Reeder & Simpson, P.C., to the effect that (i) the Company is a corporation domesticated and validly existing under the laws of the Republic of The Marshall Islands, (ii) the Company has the requisite organizational and legal power and authority to enter into and perform its obligations under the Rights Agreement, (iii) the Shares have been duly authorized and, when issued and delivered against payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable, (iv) the Rights Agreement and the issuance of the Rights in respect of the Shares have been duly authorized by the Company, and (v) the Rights Agreement has been duly executed and delivered by the Company.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that to the extent governed by the laws of the State of New York, the Rights Agreement has been duly delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

The opinion set forth above is qualified (i) by the effects of applicable laws relating to bankruptcy, insolvency, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) with respect to the remedies of specific performance and injunctive and other forms of equitable relief, by the availability of equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (iii) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to the validity, binding effect or enforceability of (i) provisions that purport to establish evidentiary standards, (ii) provisions relating to severability, indemnity, contribution, set off, delay or omission of enforcement of rights or remedies, (iii) provisions purporting to waive rights or defenses, (iv) provisions that purport to restrict available remedies or establish remedies, (v) provisions relating to consent to jurisdiction, choice of forum or choice of law, or (vi) any provision if and to the extent that such provision (x) is a liquidated damages provision or (y) provides a remedy for breach that may be deemed to be disproportionate to actual damages or may be deemed to be a penalty.

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America (the “Relevant Laws”).

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP